Exhibit 99.1

KODIAK OIL & GAS CORP. REPORTS 2010 FULL-YEAR

AND FOURTH QUARTER FINANCIAL AND OPERATING RESULTS

DENVER — March 3, 2011 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE Amex: KOG), an oil and gas exploration and production company with assets in the Williston Basin of North Dakota and Montana and in the Green River Basin of southwest Wyoming and Colorado, today announced its fourth quarter and full-year 2010 financial and operational results.  The Company also today provided an interim operations update on its Williston Basin drilling and completion activities.

Highlights Include:

•                  RECORD ANNUAL OIL & GAS SALES OF $31.0 MILLION,  A 175% INCREASE

•                  RECORD ANNUAL ADJUSTED EBITDA OF $16.1 MILLION, 301% GROWTH

2010 Financial Results

For the year-ended December 31, 2010, the Company reported oil and gas sales of $31.0 million, as compared to approximately $11.3 million during the same period in 2009, a 175% increase and a Company record.  Crude oil revenue accounted for approximately 98% of 2010 oil and gas sales, and crude oil constituted 94% of sales volumes during the year.  Kodiak posted a 137% increase in oil sales volumes and a 26% decrease in gas sales volumes for an overall 110% increase in year-over-year equivalent sales volumes of 460,000 barrels of oil equivalent.  Bakken production accounted for approximately 88% of Company-wide equivalent sales volumes.  Comprehensive production and sales volumes for the fourth quarter and full-year 2010 were previously announced by the Company and are also referenced in the Company’s filing on Form 10-K for the year-ended December 31, 2010.  Note that sales volumes have been adjusted from the total that was previously announced due to the final analysis of the purchase price adjustment related to the fourth quarter acquisition.

Adjusted EBITDA, a non-GAAP measure, was $16.1 million for 2010, as compared to $4.0 million in 2009, a 301% increase and another Company record.  Kodiak defines Adjusted EBITDA as net income before (i) interest expense, (ii) income taxes, (iii) depreciation, depletion and amortization, (iv) impairment, (v) non-cash expenses relating to share based payments recognized under ASC Topic 718, (vi) pre-tax unrealized gains and losses on foreign currency, (vii) accretion of abandonment liability and (viii) pre-tax unrealized gain and losses on commodity risk management activities.  A reconciliation of Adjusted EBITDA to net income is included in the financial tables later in this news release.

Kodiak reported record net cash provided by operating activities for 2010 of $10.3 million, a 10% increase as compared to operating cash flow in 2009 of $9.4 million.  The Company reported cash used in investing activities of $200.0 million during 2010.  During 2010, approximately $67.0 million was invested for the drilling and completion of wells in its Williston Basin drilling program and $128.8 million was invested in leasehold acquisitions.  During 2010, Kodiak spud or participated in 22 gross wells (10.9 net) and completed 16 gross wells (6.5 net), 11 of which were operated Bakken wells (6.0 net).

The Company reported a net loss for the year-ended December 31, 2010 of $2.4 million, or $0.02 per basic and diluted share, compared with a net loss of $2.6 million or $0.02 per basic and diluted share, for the same period in 2009.  Included in the 2010 net loss calculation are unrealized derivative losses of $5.7 million attributed to the non-

cash change in the value of derivatives utilized for commodity price risk management.  The Company did not hedge its production during the comparative period in 2009.  Excluding the effect of unrealized derivative losses, a non-cash charge, Kodiak would have reported adjusted net income (a non-GAAP measure) of $3.3 million for 2010, or $0.03 per basic and diluted share.

As of December 31, 2010, the Company’s total current assets were $135.3 million, its cash and equivalents position was $101.2 million and it had prepaid expenses, consisting of tubular goods and surface equipment, of $18.2 million.  As of December 31, 2010, Kodiak had a $200.0 million credit facility with Wells Fargo, of which $50.0 million was available for borrowing. There are currently no borrowings under the facility.  Long-term debt as of December 31, 2010 was $40.0 million and constitutes borrowings under the Company’s second lien term loan credit facility with Wells Fargo.

Under Accounting Standard Codification 805, “ASC 805,” revenues, net of operating costs, associated with the Company’s Smokey/Polar acquisition, prior to the closing but subsequent to the effective date, of approximately $5.0 million were recorded as an adjustment to the purchase price.

2010 Expense Analysis

For the year ended December 31, 2010, general and administrative (G&A) expense was $12.2 million, as compared to $8.5 million for the same period in 2009.  The increase in total G&A year-over-year is attributed primarily to the hiring of new personnel and the opening of a North Dakota field office in 2010 as the Company continues to expand its operations.  The Company currently has 40 employees, as compared to 15 employees as of December 31, 2009.  Included in the 2010 G&A expense is a non-cash, stock-based compensation charge of $4.5 million, as compared to $3.4 million for the same period in 2009. Also contributing to the increase were one-time costs associated with the Smokey/Polar acquisition in the fourth quarter 2010.  Under ASC 805, the Company’s acquisition-related costs of approximately $370,000 were expensed as G&A expense.

Kodiak’s lease operating expense (LOE) for 2010 was $6.8 million, as compared to $2.2 million during the same period in 2009.  The increase in LOE is attributed to additional production expense associated with a growing number of producing wells.  Severance taxes were also higher due to increased oil and gas revenues during 2010, as compared to the 2009 period.

A significant component of the Company’s LOE is attributed to frac water disposal costs incurred in the early months of a producing well.  The addition of a third-party operated, three-phase pipeline accessing some of the Company’s producing wells and its future wells is expected to result in reduced water disposal costs.  Initial pipeline connections occurred during the fourth quarter 2010 and Kodiak expects to connect new wells as drilled.

Depletion, depreciation and amortization (DD&A) expense for 2010 was $8.2 million, as compared to $3.2 million for 2009.  This increase is primarily due to the increase in sales volumes and, to a lesser extent, an increase in the per-unit charge.  The increase in the per-unit charge is due to increased costs of the Company’s wells relative to the currently estimated reserves.  In 2010, the Company completed the majority of its wells using a greater number of fracture stimulation stages with increased volumes of proppant.  These factors have increased the well completion costs, but the Company believes that production results, as demonstrated by 2010 results, should generate overall higher returns and should improve the estimated ultimate recovery (EUR) of total oil and gas reserves.  Currently, because of the early stages of development of Kodiak’s Bakken/Three Forks play and the corresponding lack of adequate historical production data, the Company’s proved undeveloped reserves (PUD) do not reflect the improving EUR’s.  The Company believes that as its improved results are reflected in its future estimated reserves, the DDA rate per unit will decrease over time.

Unit Cost Analysis

	Year-ended Dec. 31, 2010	Year-ended Dec. 31, 2009	% Chg.
Sales Volumes in Barrels of Oil Equivalent (BOE)*	459,454	219,300	110%
Average Price Received Oil ($ Bbl)	$69.89	$58.35	20%
Average Price Received Gas ($ Mcf)	$4.81	$2.84	69%
Lease Operating Expense ($ BOE)	$7.03	$4.25	69%
Production Tax ($ BOE)	$7.49	$5.50	40%
DD&A Expense ($ BOE)	$17.92	$14.41	24%
Gathering, Transportation & Marketing Expense ($ BOE)	$0.26	$0.37	-30%
Total G&A Expense ($ BOE)	$26.53	$38.86	-32%
Non-cash Stock-based Compensation Expense ($ BOE)	$9.79	$15.50	-37%

* Sales volumes previously disclosed on February 24, 2011, have been adjusted to exclude sales volumes attributable to the acquisition closed in the fourth quarter 2010 which were determined to be a component of the purchase price adjustment.

Fourth Quarter Financial Results

The Company reported oil and gas sales of $11.0 million for the fourth quarter 2010, as compared to approximately $4.8 million during the same period in 2009, a 131% increase and a Company record.  Kodiak posted a 112% increase in oil sales volumes and a 128% increase in gas sales volumes for an overall 112% increase in quarter-over-quarter equivalent sales volumes.  Crude oil revenue accounted for approximately 98% of the fourth quarter’s oil and gas sales, and crude oil constituted 97% of sales volumes during the quarter.

Adjusted EBITDA, a non-GAAP measure previously defined above, was $5.3 million for the fourth quarter 2010, as compared to $2.1 million in 2009, a 149% increase and another Company record.

The Company reported cash used in investing activities of $149.3 million during the fourth quarter 2010, comprised of $35.2 million invested for the drilling and completion of wells and $114.1 million for acquisitions.  During the fourth quarter 2010, Kodiak spud or participated in five gross wells (3.4 net) and completed four gross wells (1.7 net), three of which were operated Bakken wells (1.5 net).

The Company reported a net loss for the quarter-ended December 31, 2010 of $4.4 million, or $0.03 per basic and diluted share, compared with breakeven results of $0.00 per basic and diluted share, for the same period in 2009.  Included in the 2010 net loss calculation are unrealized derivative losses of $4.6 million attributed to the change in the value of derivatives utilized for commodity price risk management.  The Company did not hedge its production during the comparative period in 2009.  G&A expense was $4.7 million for the fourth quarter of 2010, as compared to $3.0 million for the same period in 2009, primarily due to additional staffing.  Included in the G&A expense for the 2010 period is a non-cash stock-based compensation charge of $1.7 million, as compared to $1.3 million for the same period in 2009. Also included in G&A was $370,000 of costs related to the acquisition that were expensed under ASC 805 as described previously.  Excluding the effect of unrealized derivative losses, a non-cash charge, Kodiak would have reported breakeven results of $278,000 for the fourth quarter of 2010, or $0.00 per basic and diluted share, a non-GAAP measure.

Operations Update

Kodiak will be mobilizing its third drilling rig in the Williston Basin within 30 days.  Kodiak is also participating in one non-operated drilling rig with its joint venture partner in the Dunn County area of mutual interest (“AMI”).  The joint venture partner recently reached total depth on its first two long-lateral middle Bakken wells and they are awaiting completion.  Kodiak owns a 50% WI and 41% NRI in both wells and retains a comparable interest in all of the AMI lands.  The Company has recently been notified that its joint venture partner intends to mobilize a second rig to the AMI in mid-year 2011.

As of December 31, 2010, Kodiak operated, or had an interest in, a total of 35 gross (17.3 net) producing wells in the Williston Basin.  As of February 28, 2011 Kodiak had six gross (4.4 net) operated wells and two gross (one net) non-operated wells waiting on completion. Two of the operated wells have been scheduled for completion in March 2011 and the Company is awaiting a completion date for a third well.  The three additional operated wells are part of multi-well pads that are expected to be completed in the second quarter after all the wells have been drilled on each shared pad.  At this time Kodiak does not know the completion schedule for the two-non operated wells.

Bakken/Three Forks Development: Dunn County, N.D. (59,000 gross and 34,000 net acres)

In 2010, Kodiak spud or participated in 13 gross (6.0 net) wells and completed 11 gross (4.7 net) wells on its Dunn County leasehold.  To date, the Company has drilled a total of 24 gross (12.0 net) wells with 20 gross (9.5 net) wells completed and on production.

During 2011, Kodiak plans to drill or participate in 29 gross (16.7 net) wells and complete 26 gross (15.8 net) wells in this area.  Of the 29 gross wells to be drilled, an estimated 19 will be operated by Kodiak with an average working interest of 64%.  As of February 28, 2010, three gross (1.95 net) operated wells and two gross (one net) non-operated wells were drilled and awaiting completion in Dunn County.  Completion work is projected to begin in early second quarter in this area.

McKenzie County, N.D. (37,500 gross and 25,500 net acres)

In 2010, Kodiak spud or participated in seven gross (4.1 net) wells and completed two gross (1.0 net) wells on its McKenzie County leasehold.  During 2011, Kodiak plans to drill or participate in nine gross (6.7 net) wells and complete 10 gross (7.7 net) wells in this area.  Kodiak expects to operate all nine gross wells to be drilled, with an estimated 74% average working interest.  As of February 28, 2011, three gross (2.4 net) wells, one of which is a Three Forks test, were drilled and awaiting completion in McKenzie County.  Completion work is scheduled for March 2011 on the first of two drilling pads in this area.

For ease of presentation, the Company has provided per-well information in the table below that includes working interest, net revenue interest, lateral length and production rates.  Please reference the following table for per-well details.

Kodiak Oil & Gas Corp. North Dakota Bakken / TFS Drilling and Completion Activities

			Approx. Length of		IP 24- Hour	Daily Production (BOE/d)						Gas/Oil
	Well Name	WI/NRI (%)	Lateral (feet)	Number of Stages	Test BOE/d	30 Days		60 Days	90 Days	180 Days	360 Days	Ratio Range	Status

Longer Laterals (Over 5,000’)
2010 Completions	TSB #14-21-33-16H3	50/41	9,300	23	1,042	603	(1)	—	—	—	—	530	FW(2)
	TSB #14-21-33-15H	50/41	9,400	24	2,050	877	(1)	780	—	—	—	800	FW
	MC #13-34-28-2H	59/48	6,200	15	2,055	1,259		1,073	932	655	—	790	FW
	MC #13-34-28-1H	59/48	9,800	22	1,906	1,082		1,074	995	723	—	760	FW
2009 Completions	CE #1-22-10H	56/45	9,950	15	1,288	517		438	407	307	234	520	PW
	CE #1-22-23H	60/50	6,600	13	845	397		324	286	208	166	510	PW
	TSB #14-33-28H	50/41	8,300	15	1,492	700		588	528	428	346	650	FW
	TSB #16-8-7H	37/30	9,000	15	1,856	788		669	599	480	378	700	FW
Shorter Laterals (Under 5,000’)
2010 Completions	TSB #14-21-4H	50/41	4,400	10	1,196	656	(1)	470	—	—	—	750	FW
	MC #13-34-3H	60/49	4,300	11	1,517	678		580	496	351	—	750	FW
	MC #16-3H	60/49	4,200	10	1,495	671		537	478	356	—	800	FW
	MC #16-3-11H	60/49	4,700	12	1,419	798		694	621	496	353	880	FW
2009 Completions	TSB #14-33-6H	50/41	4,200	6	978	450		364	318	236	174	730	FW
	TSB #16-8-16H	50/41	4,500	5	811	459		381	342	273	217	730	FW
	MC #16-34H	60/49	4,150	5	1,394	482		395	339	261	213	590	PW
	MC #16-34-2H	60/49	4,200	8	711	313		253	231	175	134	620	PW

	(1)Production curtailed due to weather conditions and limited crude oil transportation										FW = Flowing Well
	(2)Six out of 22 stages completed										PW = Pumping Well

During 2010, the Company focused on improving the performance and resulting financial returns of its wells, primarily by modifying its completion process.  The completion modifications included larger volumes of proppants, tighter well spacing, additional fracture stimulation (frac) stages and improved gel designs.  The Company believes it has demonstrated stronger per-well performance as evidenced by increased production in the early stages of a well’s history.

In the three longer laterals drilled and completed in 2009, the Company averaged 319 barrels of oil equivalent per day (BOE/d) for the first 360 days of production, or a cumulative average total of 115,000 BOE.  This compares to two longer laterals completed in the third quarter 2010 that averaged 689 BOE/d for the first 180 days of production, or a cumulative average total of 122,000 BOE.  The shorter laterals have also experienced similar performance improvement.  With the higher production rates, the wells are reaching payout sooner allowing the Company to accelerate the deployment of cash flow back into its drilling program.  Individual well performance improvements are referenced in the table above, which illustrates the difference in production from wells drilled and completed in 2010, as compared to 2009.

As Kodiak continues to develop the Bakken/Three Forks play, the Company expects to drill long horizontal laterals on 1,280-acre drilling blocks utilizing multi-well pads.  Comparative analysis indicates that stronger internal rates of return can be achieved with long laterals, as compared to shorter lateral wells.  Furthermore, as a result of Kodiak’s contiguous acreage blocks and the drilling of longer laterals, the Company is able to convert its leases to held-by-production status and mitigate lease expirations.

Multi-well pads accommodate efficient drilling and completions and operations, reduce costs with fewer rig mobilizations, while also minimizing surface disturbance.  The Company is now drilling up to four wells from each pad and expects that in the future the number of wells per pad could increase.  With high demand for oilfield services in the Williston Basin, pad drilling is especially important as it reduces the number of moves required between wells and eliminates the need for trucks to move the equipment.  The Company believes it will also experience improved completion efficiencies by further eliminating mobilization and demobilization time for the pressure-pumping company.

Two important operational focuses during 2010 included evaluating drilling density of wellbores in the middle Bakken and proving the productive potential of the Three Forks Formation.  During the fourth quarter 2010, Kodiak completed a middle Bakken well in Dunn County with a lateral that was separated by approximately 1,300 feet from another middle Bakken well completed in 2009.  Testing indicated very little communication during the frac procedures and no change in production rates was evident.  This work, along with other industry results, supports Kodiak’s belief that these lands can be developed with four wells per drilling unit in the middle Bakken.  From the same drilling pad, the Company partially completed its first Three Forks well.  While only six of the anticipated 22 stages are completed due to a leak in the frac string that was subsequently repaired, limited production results lend support to the Company’s belief that the two reservoirs are producing independently.  The remaining stages of the well are scheduled to be completed in 2011.

Kodiak is currently drilling a second Three Forks test approximately three miles to the northwest which will provide another data point in the first half of 2011.  In McKenzie County, the Company drilled back-to-back two-well pads to test the same density of wellbores and separation of the two reservoirs as discussed above.  The pad with the middle Bakken well and the Three Forks well is scheduled for fracture stimulation work in mid-March.

During the first quarter 2011, industry continued to experience difficult Williston Basin weather conditions.  These conditions have caused delays in Kodiak’s completion procedures and have also caused production interruptions as oil tanker trucks were unable to offload oil from well-site tank batteries at some of Kodiak’s locations.  The Company anticipates production returning to higher and more predictable levels going into the second quarter as the weather improves.

In February 2011, the Grizzly #13-6H well (Kodiak-operated — 68% WI / 53% NRI) was completed in the middle Bakken.  This was a reentry well where the Company drilled out a short horizontal lateral of 3,100 feet and fracture stimulated the well using 10 stages and a cemented liner.  Initial production from the well was 378 barrels of oil per day and 128 million cubic feet of natural gas per day or 399 BOE/d.  During the first 15 days of production, the well has averaged 160 BOE/d.  The well will be placed on pump in the first quarter 2011.  In this area of the Williston Basin, the Company has experienced lower reservoir pressure in both the middle Bakken and the Three Forks formation which is caused primarily by depth of burial.  As a result, the wells typically flow back at lower rates and require the installation of pumping units in the early stages of the production life.  Kodiak will continue to refine its completion design specific to this area to control well costs and maximize returns on capital employed.

The Grizzly Federal #1-27H-R was drilled and completed in the Three Forks Formation during the third quarter 2010 in 10 stages.  The well’s effective producing lateral length is less than 4,000 feet.    Even as a shorter lateral, the well’s production has exceeded expectations and provides good evidence that the Three Forks is commercial in this area.  The cumulative daily production averages for 30, 60 and 90 days were 210, 204, and 196 BOE/d, respectively, indicating a much flatter decline curve than the Company has experienced in other operating areas.  Based on the positive well results, the Company is allocating capital for additional drilling and completion in Grizzly area and anticipates drilling four gross (2.6 net) wells in late 2011 and continuing into 2012.  Development work here will target both the middle Bakken and the Three Forks formations and Kodiak expects to utilize 1,280 acre drilling units and target lateral lengths.

Kodiak is currently scheduled to complete two wells in McKenzie County during March, one well was drilled in the middle Bakken and the other well was drilled in the Three Forks.  The completion date had been scheduled for earlier in the quarter, but was delayed a few weeks due to the weather.  Given the limited first quarter cumulative production from these wells, as they will be completed toward the later part of the first quarter 2011, the Company expects that first quarter production will be comparable to production reported during the fourth quarter 2010, but that production should return to higher levels during the second quarter 2011 and thereafter.

Midstream Update

A third-party gathering system has been completed through the northern part of Kodiak’s Dunn County leasehold. The first eight of the Company’s wells have been connected and oil, gas, and water is now transported through the gathering systems.  Kodiak anticipates that by year-end, a majority of Kodiak’s production will be transported through pipelines.  Utilizing the three-phase pipeline eliminates trucking costs and associated surface disturbance, and mitigates weather-related production interruptions. Additionally, Kodiak is capturing revenue generated from the sales of associated natural gas and natural gas liquids that were previously flared.

Kodiak’s McKenzie County Grizzly and Koala operating areas benefit from existing gas gathering and pipelines systems in close proximity to the leasehold.  In the Smokey operating area, the Company has contracted with a third-party midstream company to build oil and gas gathering infrastructure to transport Kodiak’s oil and gas production.  This midstream company is in final stages of completing its main pipeline and is constructing a gas processing facility.  The Company expects to have gathering lines connected to the Smokey wells once it begins drilling in the area during 2011.

Q410 and Full-Year 2010 Results Teleconference Call

In conjunction with Kodiak’s release of its financial and operating  results, investors, analysts and other interested parties are invited to listen to a conference call with management on Friday, March 4, 2011 at 11:00 a.m. Eastern Standard Time.

Kodiak Oil & Gas Corp. Q4 and FY 2010 Financial and Operating Results Conference Call

Date:	Friday, March 4, 2011
Time:	11:00 a.m. EST
10:00 a.m. CST
9:00 a.m. MST
8:00 a.m. PST
Call:	(877) 257-3168 (US/Canada) and (706) 643-3820 (International); Passcode: 44057746
Internet:	Live and rebroadcast over the Internet: http://www.videonewswire.com/event.asp?id=76795
Replay:	Available through Friday, March 11, 2011 at (800) 642-1687 (US/Canada) and (706) 645-9291 (International) using passcode: 44057746 and for 30 days at www.kodiakog.com

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the NYSE Amex exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding the Company’s expectations as to: exploration and development plans; drilling plans, including the timing of drilling commencement and drilling completion of our wells, and the manner and stages in which wells are expected to be drilled; the number, mobilization, intended use and current planned future location of our rigs; spudding activities; the number of shorter versus longer laterals to be utilized and the expected benefits associated with each;  the amount and allocation of the Company’s anticipated capital expenditures and  the timing and success of such programs; the estimated costs to drill and complete wells; the future performance of our oil & gas properties, including well production, improvements in EURs and reductions in the DDA rate per unit and trends in well performance and internal rates of return; the independent nature of the Three Forks and Middle Bakken reservoirs; the commercial prospects of the Three Forks Formation, the timing and extent of the anticipated connection of its wells to third-party pipelines and the cost savings to be realized from such pipeline connections;  the amount and sufficiency of future cash flows, and the effectiveness of the Company’s hedging and risk management activities. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11

Footnotes to the Financial Statements

The notes accompanying the financial statements are an integral part of the consolidated financial statements and can be found in Kodiak’s filing on Form 10-K for the period ended December 31, 2010.

KODIAK OIL & GAS CORP.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,	December 31,
	2010	2009
ASSETS
Current Assets:
Cash and cash equivalents	$101,198	$24,885
Accounts receivable
Trade	11,328	2,563
Accrued sales revenues	4,578	1,909
Inventory, prepaid expenses and other	18,212	7,648
Total Current Assets	135,316	37,005

Oil and gas properties (full cost method), at cost:
Proved oil and gas properties	205,360	123,259
Unproved oil and gas properties	107,254	12,068
Wells in progress	21,418	2,691
Facilities	2,429	—
Less-accumulated depletion, depreciation, amortization, accretion and asset impairment	(103,799)	(95,782)
Net oil and gas properties	232,662	42,236
Property and equipment, net of accumulated depreciation of $377 in 2010 and $285 in 2009	366	442
Deferred financing costs, net of amortization of $83 in 2010	1,593	—

Total Assets	$369,937	$79,683

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$23,179	$7,743
Advances from joint interest owners	—	952
Commodity price risk management liability	2,248	—
Total Current Liabilities	25,427	8,695

Noncurrent Liabilities:
Long term debt	40,000	—
Commodity price risk management liability	3,495	—
Asset retirement obligation	1,968	1,060
Total Non-Current Liabilities	45,463	1,060

Total Liabilities	70,890	9,755

Commitments and Contingencies - Note 5
Stockholders’ Equity:
Common stock - no par value; unlimited authorized
Issued and outstanding: 178,168,205 as of December 31, 2010 and 118,879,931 shares as of December 31, 2009
Contributed surplus	407,312	175,791
Accumulated deficit	(108,265)	(105,863)

Total Stockholders’ Equity	299,047	69,928

Total Liabilities and Stockholders’ Equity	$369,937	$79,683

KODIAK OIL & GAS CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

	For the years ended,
	2010	2009	2008

Revenues:
Gas production	$783	$625	$1,372
Oil production	30,212	10,652	5,397
Loss on commodity price risk management activities	(6,146)	—	—
Other income	7	8	—
Total revenue	24,856	11,285	6,769

Operating expenses:
Oil and gas production	6,795	2,220	3,579
Depletion, depreciation, amortization and accretion	8,234	3,159	4,172
Asset impairment	—	—	47,500
General and administrative	12,190	8,522	8,212
Total operating expenses	27,219	13,901	63,463

Interest income (expense), net	(39)	53	196

Net loss	(2,402)	(2,563)	(56,498)

Net loss per common share:
Basic	$(0.02)	$(0.02)	$(0.62)
Diluted	$(0.02)	$(0.02)	$(0.62)

Weighted average shares outstanding:
Basic	131,444,440	103,688,733	90,739,316
Diluted	131,444,440	103,688,733	90,739,316

KODIAK OIL & GAS CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the years ended December 31,
	2010	2009

Cash flows from operating activities:
Net loss	$(2,402)	$(2,563)
Reconciliation of net income (loss) to net cash provided by operating activities:
Depletion, depreciation, amortization and accretion	8,234	3,159
Asset impairment	—	—
Change in fair value of commodity price risk management activities, net	5,743	—
Stock based compensation	4,456	3,429
Changes in current assets and liabilities:
Accounts receivable-trade	(8,765)	(628)
Accounts receivable-accrued sales revenue	(2,668)	(1,392)
Prepaid expenses and other	(544)	3,072
Accounts payable and accrued liabilities	6,261	4,319
Net cash provided by operating activities	10,315	9,396

Cash flows from investing activities:
Oil and gas properties	(178,540)	(24,289)
Prepaid tubular goods	(18,778)	(3,834)
Equipment, facilities & other	(2,691)	(278)
Restricted investment	—	246
Net cash used in investing activities	(200,009)	(28,155)

Cash flows from financing activities:
Borrowings under credit facility	97,308	—
Repayments under credit facility	(57,308)	—
Proceeds from the issuance of common shares	240,424	37,893
Debt and share issuance costs	(14,417)	(1,829)
Net cash provided by financing activities	266,007	36,064

Net change in cash and cash equivalents	76,313	17,305

Cash and cash equivalents at beginning of the period	24,885	7,581

Cash and cash equivalents at end of the period	$101,198	$24,886

Supplemental cash flow information
Oil & gas property accrual included in Accounts payable and accrued liabilities	$9,426	$601
Asset retirement obligation	$849	$178

KODIAK OIL & GAS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

(Unaudited)

	Three months ended December 31,
	2010	2009

Revenues:
Gas production	$185	$84
Oil production	10,838	4,693
Loss on commodity price risk management activities	(5,045)	—
Other income	2	17
Total revenue	5,980	4,794

Operating expenses:
Oil and gas production	2,360	988
Depletion, depreciation, amortization and accretion	3,303	1,220
General and administrative	4,698	2,974
Total operating expenses	10,361	5,182

Interest income (expense), net	17	—

Net loss	(4,364)	(388)

Net loss per common share:
Basic	$(0.03)	$0.00
Diluted	$(0.03)	$0.00

Weighted average shares outstanding:
Basic	153,744,341	114,333,192
Diluted	153,744,341	114,333,192

In evaluating its business, Kodiak considers earnings before interest, taxes, depreciation, depletion, amortization, impairment, gains or losses on foreign currency, gains or losses on commodity risk management activities, stock-based compensation expense and accretion of abandonment liability, (“Adjusted EBITDA”) as a key indicator of financial operating performance and as a measure of the ability to generate cash for operational activities, future capital expenditures and an indication of our potential borrowing base under our credit facility.  Adjusted EBITDA is not a Generally Accepted Accounting Principle (“GAAP”) measure of performance. The Company uses this non-GAAP measure to compare its performance with other companies in the industry that make a similar disclosure, as a measure of its current liquidity, in developing our capital expenditure budget, to evaluate our compliance with covenants under our credit facility and as a component of the corporate objectives to which we tie the vesting of equity-based awards made to senior executives. The Company believes that this measure may also be useful to investors for the same purpose and for an indication of the Company’s ability to generate cash flow at a level that can sustain or support our operations and capital investment program, and that disclosure of this measure provides investors with visibility as to the corporate objectives that affect our executive compensation program . Investors should not consider this measure, or other non-GAAP measures such as net income excluding the effect of unrealized derivative losses, in isolation or as a substitute for operating income or loss, cash flow from operations determined under GAAP or any other measure for determining the Company’s operating performance that is calculated in accordance with GAAP. In addition, because Adjusted EBITDA is not a GAAP measure, it may not necessarily be comparable to similarly titled measures employed by other companies.  A reconciliation of Adjusted EBITDA and net income for the three and 12 months ended December 31, 2010 and 2009 is provided in the table below:

KODIAK OIL & GAS CORP.

RECONCILIATION OF ADJUSTED EBITDA

(Unaudited)

	Three months ended December 31,
Reconciliation of Adjusted EBITDA:	2010	2009

Net loss	$(4,365)	$(388)
Add back:
Depreciation, depletion, amortization and accretion	3,303	1,220
Asset impairment	—	—
(Gain) / loss on foreign currency exchange	—	(1)
Unrealized (gain) / loss on commodity price risk management activities	4,642	—
Stock based compensation expense	1,679	1,282
Interest expense	—	—
Adjusted EBITDA	$5,259	$2,113

KODIAK OIL & GAS CORP.

RECONCILIATION OF ADJUSTED EBITDA

(Unaudited)

	For the years ended December 31,
Reconciliation of Adjusted EBITDA:	2010	2009	2008

Net loss	$(2,402)	$(2,563)	$(56,498)
Add back:
Depreciation, depletion, amortization and accretion	8,234	3,158	4,172
Asset impairment	—	—	47,500
(Gain) / loss on foreign currency exchange	(1)	(11)	37
Unrealized (gain) / loss on commodity price risk management activities	5,743	—	—
Stock based compensation expense	4,456	3,429	3,551
Interest expense	79	—	—
Adjusted EBITDA	$16,109	$4,013	$(1,238)